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FORM 3
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U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934, Section
17(a) of the Public Utility  Holding Company Act of 1935 or Section 30(f) of the
Investment Company Act of 1940
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1. Name and Address of        2. Date of Event Requiring        4.  Issuer Name and Ticker or Trading Symbol
    Reporting Person*             Statement (Month/Day/Year)
                                  June 3, 1999                  Universal Money Centers, Inc.
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(Last)   (First)   (Middle)   3. IRS or Social Security Number  5.  Relationship of Reporting Person to     6. If Amendment, Date of
                                 of Reporting Person                Issuer (Check all applicable)              Original
Settles, John L.                 (Voluntary)                                                                   (Month/Day/Year)
                                                                    ___ Director         ___  10% Owner

                                                                    _X_ Officer          ___ Other
                                                                        (give title          (specify below)
                                                                         below)

-----------------------------                                      President                                ------------------------
          (Street)                                                 ---------                                7. Individual or Joint/
                                                                                                               Group Filing (Check
6800 Squibb Road                                                                                               applicable Line)



                                                                                                              _X_ Form filed by One
                                                                                                                  Reporting Person
                                                                                                              ___ Form filed by More
                                                                                                                  than One Reporting
                                                                                                                  Person

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(City) (State) (Zip)                                 Table 1 - Non-Derivative Securities Beneficially Owned
Mission, KS   66202
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
1.  Title of Security         2.  Amount of                     3.  Ownership                   4.  Nature of Indirect
                                  Securities                        Form:  Direct                   Beneficial Ownership
                                  Beneficially Owned                (D) or Indirect                 (Instr. 5)
                                  (Inst. 4)                         (I) (Instr. 5)
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Common Stock                  888,800                           D
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* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v). Reminder: Report on a separate line for each
class of securities beneficially owned directly or indirectly.              (Print or Type Responses)





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FORM 3 (cont'd.)  Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of           2. Date exer-           3. Title and                4. Conver-            5. Ownership         6.  Nature of
   Derivative            cisable and             Amount of                   sion or               Form of               Indirect
   Security              Expiration              Securities                  Exercise              Derivative            Beneficial
   (Inst. 4)             Date (Month/            Underlying                  Price of              Security:             Ownership
                         Day/Year)               Derivative                  Derivative            Direct (d)            (Instr. 5)
                                                 Security                    Security              or Indirect
                                                 (Inst. 4)                                         (I) (Instr. 5)

                         -------------------------------------------------
                         Date       Expira-                       Amount
                         Exer-      tion           Title        or Number
                         cisable    Date                        of Shares
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal                                      June 14, 1999
   Violations                                                                   ------------------------------      --------------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                       John L. Settles                               Date



Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See Instruction 6 for procedure.

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